SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                           Date of Report: May 2, 2001


                (Date of earliest event reported: April 25, 2001)


                              TekInsight.com, Inc.
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             (Exact name of registrant as specified in its charter)


         Delaware                   1-11568                    95-4228470
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(State or other jurisdiction       (Commission                (IRS Employer
        of incorporation)          File Number)             Identification No.)





18881 Von Karmen Avenue, Suite 250           Irvine, California        92612
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(Address of principal executive offices)                             (Zip Code)





Registrant's telephone number, including area code (949) 955-0078
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                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.       Other Events.

On April 26, 2001, TekInsight.com, Inc. announced it had entered into a definitive agreement to acquire DynCorp Management Resources Inc. ("DMR"), a wholly owned subsidiary of DynCorp. Pursuant to the terms of the Agreement and Plan of Reorganization and the Agreement and Plan of Merger, each dated as of April 25, 2001, DMR will be merged into Newport Acquisition Corp., a wholly owned subsidiary of TekInsight, in a transaction designed to achieve tax-free treatment for federal income tax purposes.

In consideration for the merger, DynCorp will receive initial merger consideration consisting of a number of shares of a newly created Class B Common Stock of TekInsight such that, following the consummation of the merger, DynCorp will own 40% of TekInsight's voting power. In addition, during the 5-year period following consummation of the merger, DynCorp will receive additional merger consideration (in the form of shares of Class B Common Stock) whenever TekInsight issues or sells any shares of its regular, then Class A Common Stock (or shares convertible into such Class A Comon Stock) pursuant to any option, warrant or similar security (excluding options granted to TekInsight's employees under its 1992 Stock Option Plan) outstanding at the time of the merger at a price per share less than fair market value at the time of issuance. Upon any covered issuance or sale of securities, TekInsight will issue to DynCorp for no additional consideration, shares of TekInsight Class B Common Stock having a value equal to 40% of the difference between the fair market value of TekInsight Class A Common Stock at the time of issuance and the price at which the new shares were issued or sold.

TekInsight and DynCorp also entered into a Stock Option Agreement, dated as of April 25, 2001. Under the terms of the Stock Option Agreement, TekInsight granted to DynCorp an option to purchase up to 19.9% of TekInsight outstanding common shares on April 25, 2001 at an exercise price of $1.94 per share, payable in cash. The option is exercisable by DynCorp in the event that: TekInsight enters into an agreement with a third party to sell substantially all of its assets or 10% or more of its voting stock; TekInsight shareholders fail to approve the merger; TekInsight breaches the Agreement and Plan of Reorganization following announcement by a third party that it intends to acquire 10% or more of TekInsight's voting stock; or any third party acquires beneficial ownership of 10% or more of TekInsight's voting stock after the date of the Stock Option Agreement.

In addition, the Stock Option Agreement grants DynCorp the right to put its option to TekInsight for cash in the event TekInsight enters into an agreement with a third party to sell substantially all of its assets or 51% or more of its voting stock, or any third party acquires beneficial ownership of 51% or more of TekInsight's voting stock. In such event, the purchase price for the option would be equal to the difference between the highest price per share paid for TekInsight common stock during the 6-month period following such event and the exercise price of the option, multiplied by the number of shares subject to the Stock Option Agreement. In addition, DynCorp would be entitled to have any shares it already acquired pursuant to option exercise repurchased by TekInsight on the same basis per share. The Stock Option Agreement also grants DynCorp registration rights with respect to the shares of TekInsight common stock subject to the option.

Completion of the merger is subject to a number of conditions, including receipt of TekInsight shareholder approval, TekInsight's securing of a $20 million financing commitment, the negotiation and execution of ancillary agreements, and other customary closing conditions. Although no assurances can be given that the closing conditions will be satisfied, the parties intend to close the merger promptly following receipt of TekInsight shareholder approval.

A copy of the Agreement and Plan of Merger, the Agreement and Plan of Reorganization, and the Stock Option Agreement are attached hereto as Exhibit 2.1, 2.2, and 4.1, respectively. A copy of the press release announcing the signing of the Agreement and Plan of Merger is also attached hereto as Exhibit 99.1.

Item 7.       Financial Statements and Exhibits.

         (c)    Exhibits.

                Exhibit 2.1 Agreement and Plan of Merger, dated as of April 25, 2001, by and between DMR, TekInsight, DynCorp and Newport Acquisition Corp.

                Exhibit 2.2 Agreement and Plan of Reorganization, dated as of April 25, 2001, by and among DMR, Newport Acquisition Corp., and joined in by DynCorp, and TekInsight.

                Exhibit 4.1 Stock Option Agreement, dated as of April 25, 2001, by and between TekInsight and DynCorp.

                Exhibit 99.1 Press release, dated April 26, 2001.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:     April 30, 2001           TEKINSIGHT.COM, INC.



                                      By:/s/James Linesech
                                      -----------------------------
                                      Name:     James Linesech
                                      Title:    Executive Vice President

                                  EXHIBIT INDEX



         Exhibit Number            Exhibit Name

         2.1 Agreement and Plan of Merger, dated as of April 25, 2001, by and between DMR, TekInsight,
                                   DynCorp and Newport Acquisition
                                   Corp.

         2.2 Agreement and Plan of Reorganization, dated as of April 25, 2001, by and among DMR, Newport Acquisition Corp., and joined in by DynCorp, and TekInsight.

         4.1 Stock Option Agreement, dated as of April 25, 2001, by and between TekInsight and DynCorp.

         99.1                      Press release, dated April 26, 2001.